Exhibit 99.1

MIM and Chronimed Shareholders Approve Merger

BioScrip to be one of Largest Specialty Pharmacies in US

ELMSFORD, NY and MINNEAPOLIS, MN - March 9, 2005 - MIM Corporation (NASDAQ: MIMS) and Chronimed Inc. (NASDAQ: CHMD) today announced that MIM and Chronimed obtained the requisite approvals for the merger of MIM and Chronimed at special shareholder meetings held earlier today.

The holders of Chronimed common stock will receive 1.12 shares of MIM Corporation common stock in the merger. Upon consummation of the merger, MIM and Chronimed become one company and will change its name to BioScrip, Inc. The combined company will trade on Nasdaq National Market under the symbol "BIOS".

MIM shareholders approved the issuance of its common stock to Chronimed's shareholders in connection with the merger, amended its certificate of incorporation to change MIM's name to "BioScrip, Inc.", increased its authorized shares of common stock from 40 million to 75 million shares and increased the number of shares reserved for issuance under its 2001 Incentive Stock Plan from 3.75 million to 5.75 million shares.

Richard H. Friedman, Chairman and Chief Executive Officer of MIM commented: "We are pleased to have shareholder support for the merger and look forward to executing our growth strategy. The combination of our highly complementary businesses will enable us to be more competitive in the national managed care arena."

Henry F. Blissenbach, Chairman and Chief Executive Officer of Chronimed stated, "This is a significant milestone for both companies. BioScrip will be one of the largest specialty pharmacy services companies in the United States. In MIM Corporation, we have found a partner that complements our vision of building a national leader in specialty pharmacy services, one community at a time."

About MIM Corporation

MIM Corporation (www.mimcorporation.com) is a pharmaceutical healthcare organization delivering innovative pharmacy benefit and healthcare solutions that provide results beyond expectations. We excel by harnessing our clinical expertise, sophisticated data management, and therapeutic fulfillment capability, and combine it with our dedicated, responsive team of professionals that understands our partners' needs. The result is cost-effective solutions enhancing the quality of patient life.

About Chronimed Inc.

Chronimed Inc. is a specialty pharmacy that distributes prescription drugs and provides specialized therapy management services for people with certain conditions, including HIV/AIDS, organ transplants, and diseases treated with biotech injectable medications. Chronimed works with patients, physicians and other health care providers, pharmaceutical manufacturers, health plans and insurers, and government agencies to improve clinical and economic outcomes. Chronimed's web site address is www.chronimed.com

Forward Looking Statements

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

MIM

Barry A. Posner Executive Vice President MIM Corporation 914-460-1638 Email: bposner@mimcorporation.com	Rachel Levine Investor Relations The Anne McBride Co. 212-983-1702 ext. 207 Email: rlevine@annemcbride.com
Chronimed

Brad Schumacher Investor Relations Chronimed Inc. 952-979-3942 Email: bschumacher@chronimed.com